Exhibit 99.1

PRIMORIS SERVICES CORPORATION ANNOUNCES 2019 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

•	Board of Directors Declares $0.06 Per Share Cash Dividend
•	Authorizes $25 Million Share Repurchase Program

2019 Full Year Financial Highlights

•	Record 2019 revenue of $3.1 billion, compared to $2.9 billion in 2018
•	Record 2019 net income attributable to Primoris of $82.3 million, or $1.61 per fully diluted share, compared to $77.5 million, or $1.50 per fully diluted share, in 2018
•	2019 cash flows from operations of $118.0 million
•	Total Backlog of $3.2 billion at December 31, 2019, compared to $2.8 billion at December 31, 2018
o Record MSA Backlog of $1.4 billion at December 31, 2019
•	Cash balance of $120.3 million at December 31, 2019

2019 Q4 Financial Highlights

•	2019 Q4 revenue of $789.8 million, compared to $877.7 million in 2018 Q4
•	2019 Q4 net income attributable to Primoris of $26.9 million, or $0.53 per fully diluted share, compared to $32.4 million, or $0.63 per fully diluted share, in 2018 Q4
•	2019 Q4 cash flows from operations of $158.1 million

Dallas, TX – February 25, 2020–  Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or “Company”) today announced financial results for its fourth quarter and year ended December 31, 2019.

The Company also announced that on February 21, 2020 its Board of Directors declared a $0.06 per share cash dividend to stockholders of record on March 31, 2020, payable on or about April 15, 2020.

Tom McCormick, President and Chief Executive Officer of Primoris, commented, “I’m very pleased with Primoris’ finish to 2019, marking our first fiscal year with revenue above $3 billion and revenue from Master Service Agreements (“MSA’s”) accounting for an impressive 44% of our total 2019 revenue, all in line with our Strategic Plan. We saw strong execution on projects across a range of end markets, from our solar project in West Texas, to pipeline field services projects and our Canadian operations.  We also continue to see improving performance in the Civil segment.  Our total backlog remains strong at $3.2 billion, with a healthy mix of MSA and project-based work.  As expected, our fourth quarter cash flow was impressive, allowing us to complete our entire $50 million share repurchase and still end the year with a strong cash balance and a healthy balance sheet.”

Mr. McCormick continued, “As we look to 2020, we continue to be excited about the opportunities for both gas and electric utility work.  While acknowledging that our 2019 results in the electric utility market did not meet our initial expectations, we believe that we have addressed the issues and we enter 2020 with our electric utility business ready for a more successful year.  We also remain very positive on pipeline opportunities in 2020.  Primoris has large pipeline projects already underway, and we continue to see active demand and new awards for both our pipeline and field services work.  The bidding activity remains extremely strong.  With the heavy civil claims resolution largely behind us, the Civil segment is poised to return to our targeted margin range and be a positive contributor in 2020.  And finally, the growth potential in the renewables market is immense.  Our team has built an outstanding resume of successful, large-scale solar projects and is poised for continued growth.  The opportunities for our recurring, service-oriented revenue and for targeted projects lay the foundation for 2020 to be another successful year for Primoris.”

2019 FOURTH QUARTER RESULTS OVERVIEW

Revenue for the fourth quarter 2019 was $789.8 million, compared to $877.7 million in the fourth quarter 2018.  The decrease was primarily due to lower revenue in the Pipeline segment, partially offset by increased revenue in the Power and Civil segments.  Gross profit in the fourth quarter 2019 was $89.5 million, compared to $103.3 million in the fourth quarter 2018. The decrease was primarily due to lower gross profit in the Power and Transmission segments, partially offset by an increase in the Civil segment.  Gross profit as a percentage of revenue was 11.3% in the fourth quarter 2019, compared to 11.8% in the fourth quarter 2018.

Segment Revenue

(in thousands, except %)

(unaudited)

	For the three months ended December 31,
	2019		2018
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Power	$211,138	26.7%	$178,670	20.3%
Pipeline	99,509	12.6%	229,676	26.2%
Utilities	236,425	30.0%	237,558	27.1%
Transmission	114,721	14.5%	122,769	14.0%
Civil	127,985	16.2%	108,997	12.4%
Total	$789,778	100.0%	$877,670	100.0%

Segment Gross Profit

(in thousands, except %)

(unaudited)

	For the three months ended December 31,
	2019		2018
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Power	$17,229	8.2%	$33,115	18.5%
Pipeline	15,346	15.4%	23,034	10.0%
Utilities	28,646	12.1%	32,862	13.8%
Transmission	916	0.8%	12,225	10.0%
Civil	27,377	21.4%	2,017	1.9%
Total	$89,514	11.3%	$103,253	11.8%

Power, Industrial, & Engineering Segment (“Power”):  Revenue in the Power segment increased by $32.5 million in the fourth quarter 2019, compared to the same period in 2018.  The increase in revenue was primarily due to increases from a major solar project in West Texas and from the Company’s Canadian operations, partially offset by the 2018 substantial completion of our Carlsbad joint venture project and refinery projects in Southern California and the collection on a disputed receivable in the fourth quarter 2018 related to a major project completed in 2014.  Segment gross profit decreased by $15.9 million in the fourth quarter 2019, compared to the same period in 2018, primarily due to the 2018 collection of the disputed receivable and the completion of the Carlsbad joint venture, as well as higher costs associated with two industrial projects in the Gulf Coast.  The decline in gross profit was partially offset by higher gross profit on our solar project. Gross profit as a percentage of revenue decreased to 8.2% in the fourth quarter 2019, compared to 18.5% in the same period in 2018, primarily due to the reasons noted above.  As previously stated, we did not expect the profit margins for the Power segment to remain at the elevated levels seen in the fourth quarter 2018.

Pipeline & Underground Segment (“Pipeline”):  Revenue in the Pipeline segment decreased by $130.2 million in the fourth quarter 2019, compared to the same period in 2018, primarily due to reduced activity on major pipeline projects in the Mid-Atlantic and West Texas that began in 2018.  Segment gross profit decreased by $7.7 million in the fourth quarter 2019, compared to the same period in 2018, primarily as the result of the decreased revenue, partially offset by higher margins.  Gross profit as a percentage of revenue increased to 15.4% in the fourth quarter 2019, compared to 10.0% in the same period in 2018.  The increase in gross profit as a percentage of revenue is primarily due to the favorable impact from closeout of pipeline projects and favorable payment terms on a project in the Mid-Atlantic.

Utilities & Distribution Segment (“Utilities”):   Revenue in the Utilities segment decreased $1.1 million in the fourth quarter 2019 compared to the same period in 2018, primarily due to decreased activity with two major utility customers in California, mostly offset by increased activity with utility customers in Texas and the Midwest  Segment gross profit decreased by $4.2 million in the fourth quarter 2019, compared to the same period in 2018, primarily as a result of extreme weather conditions experienced in certain regions in the fourth quarter 2019.  Gross profit as a percentage of revenue decreased to 12.0% in the fourth quarter 2019, compared to 13.8% in the same period in 2018, primarily due to the reasons noted above.

Transmission & Distribution Segment (“Transmission”):  Revenue in the Transmission segment decreased by $8.0 million in the fourth quarter 2019, compared to the same period in 2018, primarily due to a major project in the Southeast that completed during 2018.  Segment gross profit decreased by $11.3 million in the fourth quarter 2019, compared to the same period in 2018.  The decrease in gross profit was primarily due to higher equipment and labor costs in the fourth quarter 2019, as well as the strong performance on the major project in the Southeast and Hurricane Michael storm work in the fourth quarter 2018.  Gross profit as a percentage of revenue decreased to 0.8% in the fourth quarter 2019, compared to 10.0% in the same period in 2018, primarily due to the reasons noted above.

Civil Segment (“Civil”):   Revenue in the Civil segment increased by $19.0 million in the fourth quarter 2019, compared to the same period in 2018, primarily due to a liquified natural gas plant project and a methanol plant project that both began in 2019, and higher Louisiana Department of Transportation volumes.  The overall increase was partially offset by the substantial completion of an ethylene plant project in the second quarter of 2019.  Segment gross profit increased by $25.4 million in the fourth quarter 2019, compared to the same period in 2018, primarily due to increases in expected claims recovery on the two remaining Belton corridor projects and increased revenue on higher margin industrial projects. Gross profit as a percentage of revenue increased to 21.4% in the fourth quarter 2019, compared to 1.9% the same period in 2018, primarily due to the reasons noted above.

OTHER INCOME STATEMENT INFORMATION

Selling, general and administrative (“SG&A”) expenses were $48.6 million during the fourth quarter 2019, a decrease of $1.4 million, compared to the fourth quarter 2018.  SG&A expense as a percentage of revenue increased to 6.2% compared to 5.7% for the corresponding period in 2018 due to decreased revenue.

Interest expense for the three months ended December 31, 2019, decreased by $4.5 million compared to the same period in 2018, due primarily to a $1.3 million unrealized gain on the change in the fair value of our interest rate swap agreement during the three months ended December 31, 2019 compared to a $2.8 million unrealized loss during the same period in 2018.

The effective tax rate on income attributable to Primoris (excluding noncontrolling interests) was 29.3% for the three months ended December 31, 2019.  The rate differs from the U.S. federal statutory rate of 21% primarily due to state income taxes and nondeductible components of per diem expenses.

2019 FULL YEAR RESULTS OVERVIEW

Segment Revenue

(in thousands, except %)

(unaudited)

	For the year ended December 31,
	2019		2018
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Power	$729,348	23.5%	$694,048	23.6%
Pipeline	505,156	16.3%	590,937	20.1%
Utilities	886,504	28.5%	902,772	30.7%
Transmission	497,302	16.0%	286,749	9.8%
Civil	488,019	15.7%	464,972	15.8%
Total	$3,106,329	100.0%	$2,939,478	100.0%

Segment Gross Profit

(in thousands, except %)

(unaudited)

	For the year ended December 31,
	2019		2018
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Power	$76,119	10.4%	$109,789	15.8%
Pipeline	61,550	12.2%	66,602	11.3%
Utilities	116,645	13.2%	111,825	12.4%
Transmission	22,580	4.5%	31,904	11.1%
Civil	54,032	11.1%	5,617	1.2%
Total	$330,926	10.7%	$325,737	11.1%

BACKLOG

				Expected Next Four
				Quarters Total
	Backlog at December 31, 2019 (in millions)			Backlog Revenue
Segment	Fixed Backlog	MSA Backlog	Total Backlog	Recognition
Power	$401	$114	$515	88%
Pipeline	743	119	862	42%
Utilities	37	737	774	100%
Transmission	23	444	467	100%
Civil	555	4	559	62%
Total	$1,759	$1,418	$3,177	76%

At December 31, 2019, Fixed Backlog was $1.76 billion, compared to $1.48 billion at December 31, 2018.

At December 31, 2019, MSA Backlog was $1.42 billion, compared to $1.28 billion at December 31, 2018.  During 2019, approximately $1.36 billion of revenue was recognized from MSA projects, a 20.2% increase over 2018 MSA revenue.  MSA Backlog represents estimated MSA revenue for the next four quarters.

Total Backlog at December 31, 2019 was $3.18 billion, compared to $2.76 billion at December 31, 2018.

Backlog, including estimated MSA revenue, should not be considered a comprehensive indicator of future revenue.  Revenue from certain projects, such as cost reimbursable and time-and-materials projects, do not flow through backlog.  At any time, any project may be cancelled at the convenience of our customers.

SHARE REPURCHASE PLAN

On October 31, 2019, the Company’s Board of Directors authorized a share repurchase program for up to $50.0 million of our outstanding common stock.  As of December 31, 2019, we had repurchased all $50.0 million of common stock authorized under the share repurchase program.

The Company’s Board of Directors has authorized a new share repurchase program under which Primoris may, from time to time and depending on market conditions, share price and other factors, acquire shares of its common stock on the open market or in privately negotiated transactions up to an aggregate purchase price of $25 million.  The share repurchase program expires December 31, 2020.

OUTLOOK

Based on current backlog, the level of bidding activity, and an anticipated corporate tax rate of 29%, the Company estimates that for the fiscal year ending December 31, 2020, net income attributable to Primoris is expected to be between $1.70 and $1.90 per fully diluted share.  This estimate excludes the potential positive impact of a third quarter 2020 remobilization date for a major pipeline project in backlog.

CONFERENCE CALL

Tom McCormick, President and Chief Executive Officer, and Ken Dodgen, Executive Vice President and Chief Financial Officer will host a conference call, Tuesday, February 25, 2020 at 10:00 am Eastern Time / 9:00 am Central Time to discuss the results.

Interested parties may participate in the call by dialing:

•	(877) 407-8293 (Domestic)
•	(201) 689-8349 (International)

Presentation slides to accompany the conference call are available for download in the Investor Relations section of Primoris’ website at www.prim.com.  Once at the Investor Relations section, please click on “Events & Presentations”.  If you are unable to participate in the live call, a replay may be accessed by dialing (877) 660-6853, conference ID 13699137, and will be available for approximately two weeks. The conference call will also be broadcast live over the Internet and can be accessed and replayed through the Investor Relations section of Primoris' website atwww.prim.com.

ABOUT PRIMORIS

Founded in 1960, Primoris, through various subsidiaries, has grown to become one of the leading providers of specialty contracting services operating mainly in the United States and Canada. Primoris provides a wide range of specialty construction services, fabrication, maintenance, replacement, and engineering services to a diversified base of customers. The Company's national footprint extends from Florida, along the Gulf Coast, through California, into the Pacific Northwest and Canada. For additional information, please visit www.prim.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as "estimated," "believes," "expects," "projects," “may,” and "future" or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve known and unknown risks, uncertainties, and other factors, including without limitation, those described in this press release and those detailed in the "Risk Factors" section and other portions of our Annual Report on Form 10-K for the period ended December 31, 2019, and other filings with the Securities and Exchange Commission.  Given these uncertainties, you should not place undue reliance on forward-looking statements.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact
Ken Dodgen	Kate Tholking
Executive Vice President, Chief Financial Officer	Vice President, Investor Relations
(214) 740-5608	(214) 740-5615
kdodgen@prim.com	ktholking@prim.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenue	$789,778	$877,670	$3,106,329	$2,939,478
Cost of revenue	700,264	774,417	2,775,403	2,613,741
Gross profit	89,514	103,253	330,926	325,737
Selling, general and administrative expenses	48,574	49,957	190,051	182,006
Merger and related costs	—	70	—	13,260
Operating income	40,940	53,226	140,875	130,471
Other income (expense):
Foreign exchange (loss) gain	34	(756)	(690)	688
Other income (expense), net	(13)	(57)	(3,134)	(808)
Interest income	345	209	955	1,753
Interest expense	(2,603)	(7,109)	(20,097)	(18,746)
Income before provision for income taxes	38,703	45,513	117,909	113,358
Provision for income taxes	(11,192)	(11,132)	(33,812)	(25,765)
Net income	27,511	34,381	84,097	87,593

Less net income attributable to noncontrolling interests	(566)	(2,014)	(1,770)	(10,132)

Net income attributable to Primoris	$26,945	$32,367	$82,327	$77,461

Dividends per common share	$0.06	$0.06	$0.24	$0.24

Earnings per share:
Basic	$0.53	$0.63	$1.62	$1.51
Diluted	$0.53	$0.63	$1.61	$1.50
Weighted average common shares outstanding:
Basic	50,478	50,993	50,784	51,350
Diluted	50,711	51,397	51,084	51,670

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	December 31,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$120,286	$151,063
Accounts receivable, net	404,911	372,695
Contract assets	344,806	364,245
Prepaid expenses and other current assets	42,704	36,444
Total current assets	912,707	924,447
Property and equipment, net	375,888	375,884
Operating lease assets	242,385	—
Deferred tax assets	1,100	1,457
Intangible assets, net	69,829	81,198
Goodwill	215,103	206,159
Other long-term assets	13,453	5,002
Total assets	$1,830,465	$1,594,147
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$235,972	$249,217
Contract liabilities	192,397	189,539
Accrued liabilities	183,501	117,527
Dividends payable	2,919	3,043
Current portion of long-term debt	55,659	62,488
Total current liabilities	670,448	621,814
Long-term debt, net of current portion	295,642	305,669
Noncurrent operating lease liabilities, net of current portion	171,225	—
Deferred tax liabilities	17,819	8,166
Other long-term liabilities	45,801	51,515
Total liabilities	1,200,935	987,164
Commitments and contingencies
Stockholders’ equity
Common stock	5	5
Additional paid-in capital	97,130	144,048
Retained earnings	531,291	461,075
Accumulated other comprehensive income (loss)	76	(908)
Noncontrolling interest	1,028	2,763
Total stockholders’ equity	629,530	606,983
Total liabilities and stockholders’ equity	$1,830,465	$1,594,147

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Year Ended
	December 31,
	2019	2018
Cash flows from operating activities:
Net income	$84,097	$87,593
Adjustments to reconcile net income to net cash provided by operating activities (net of effect of acquisitions):
Depreciation	74,031	67,948
Amortization of intangible assets	11,369	11,302
Stock-based compensation expense	1,579	1,253
Gain on sale of property and equipment	(11,947)	(3,556)
Other non-cash items	320	275
Changes in assets and liabilities:
Accounts receivable	(28,240)	20,912
Contract assets	19,677	(67,593)
Other current assets	(7,248)	(2,278)
Net deferred tax liabilities (assets)	13,947	17,155
Other long-term assets	1,249	244
Accounts payable	(13,894)	32,323
Contract liabilities	(1,221)	(43,801)
Operating lease assets and liabilities, net	(3,191)	—
Accrued liabilities	(22,924)	5,933
Other long-term liabilities	377	(895)
Net cash provided by operating activities	117,981	126,815
Cash flows from investing activities:
Purchase of property and equipment	(94,494)	(110,189)
Issuance of a note receivable	—	(15,000)
Proceeds from a note receivable	—	15,000
Proceeds from sale of property and equipment	28,621	11,657
Cash paid for acquisitions, net of cash and restricted cash acquired	—	(110,620)
Net cash used in investing activities	(65,873)	(209,152)
Cash flows from financing activities:
Borrowings under revolving line of credit	212,880	190,000
Payments on revolving line of credit	(212,880)	(190,000)
Proceeds from issuance of long-term debt	55,008	255,967
Repayment of long-term debt	(72,077)	(145,726)
Proceeds from issuance of common stock purchased under a long-term incentive plan	1,804	1,498
Payment of taxes on conversion of Restricted Stock Units	(1,519)	—
Payment of contingent earnout liability	—	(1,200)
Cash distribution to noncontrolling interest holders	(3,505)	(13,084)
Repurchase of common stock from a related party	(50,000)	—
Repurchase of common stock	—	(20,000)
Dividends paid	(12,211)	(12,343)
Other	(784)	(1,173)
Net cash (used in) provided by financing activities	(83,284)	63,939
Effect of exchange rate changes on cash and cash equivalents	399	(924)
Net change in cash and cash equivalents	(30,777)	(19,322)
Cash and cash equivalents at beginning of the year	151,063	170,385
Cash and cash equivalents at end of the year	$120,286	$151,063